UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

641 Lynnhaven Parkway, Virginia Beach, VA 23452
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On January 27, 2015, Hampton Roads Bankshares, Inc. (the “Company”) announced that the Bank of Hampton Roads (“BHR”), a wholly-owned subsidiary of the Company, has agreed to acquire a marine loan portfolio consisting of approximately $135 million of retail loans and dealer inventory or floor plan financing from SGB Finance North America, Inc. (“SGB”).  BHR and SGB also have agreed to certain arrangements whereby BHR will be compensated upon the occurrence of events of loan default in certain of the loans within one year following closing of the transaction.  Subject to the satisfaction of customary closing conditions, the transaction is expected to close in the first quarter of 2015.

The acquisition of the marine loan portfolio from SGB follows the Company’s announcement in 2014 that it has launched a specialty consumer finance unit focused on marine lending called Shore Premier Finance ("SPF").

Caution about Forward-Looking Statements

    Certain statements made in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about the anticipated performance of the Company’s personnel and future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and other filings made with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: January 27, 2015	By:	/s/ Douglas J. Glenn
Douglas J. Glenn
President and Chief Executive Officer